Exhibit 99.1

Dear Shareholder:

I’m excited to tell you about our latest addition to the EvergreenBank family. We opened our fourth office on September 15 in Federal Way at 1300 South 320th Street. The staff at the new branch has been well received by our newest community and we look forward to excellent results from this latest expansion.

I am pleased to let you know that by the time you receive this letter we will have announced a 10% stock dividend to stockholders of record as of November 14, 2003 with distribution of the stock dividend on November 26, 2003.

The third quarter of 2003 saw the bank reach record levels in total assets and total deposits. Assets continued their growth trend reaching $185.6 million, an increase of 8.3% over the same period last year and 6.6% over second quarter 2003. Deposits grew 9.2% over 2002 levels and were up 8.2% over second quarter 2003.

Our company shows strong support for the growth in assets with a capital to asset ratio of 8.72% compared to 9.10% one year ago. Credit quality remains strong with non-performing assets improving to .82% of loans compared to .94% last year.

Earnings for the third quarter ended at $234 thousand or $.22 per share compared to $223 thousand or $.21 per share in the second quarter of 2003. This improved performance reflects the beginning of the rewards for the efforts at improving our efficiency that began earlier this year. Non-interest expense decreased in spite of the additional expense related to the opening of the new Federal Way office.

From improved loan demand, we had solid loan production during the quarter, a sign of an upturn in the confidence in our local economy. Net interest income increased due to a combination of factors. In spite of further compression in the net interest margin to 4.93% from 5.00% in the second quarter, interest income was up because of growth in earning assets and continuing refinance activity which accelerated loan fee revenue. Interest expense declined due to a more favorable mix of deposits.

We will continue to work diligently to maintain your trust and to continue to bring you the kind of return that you expect from your investment in EvergreenBancorp.

Sincerely,

/s/ Gerald O. Hatler

Gerald O. Hatler
President and Chief Executive Officer